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                                                                   EXHIBIT 10.10

                         ROLLERBALL INTERNATIONAL INC.
                          9255 DOHENY ROAD, SUITE 2705
                         LOS ANGELES, CALIFORNIA 90069


As of August 18, 1997

Mr. Ken Teasdale
9255 Doheny Road, Suite 2705
Los Angeles, California 90069

Re: Employment Agreement

Dear Mr. Teasdale:

When executed by you ("Officer") and by a duly authorized representative of Rollerball International Inc., a California corporation ("Company"), this will constitute the agreement between us in connection with your employment and set forth the terms and conditions thereof.

1.   Services.

1.1  Employment.

Company employs Officer during the Term (as hereinafter defined) to serve as Chief Financial Officer of Company, and to render such other services ("Services") as Company may from time to time reasonably request which are consistent with the duties Officer is to perform and Officer's stature and experience. The Services shall be generally performed in Los Angeles, California. In addition, the Services may be performed by Officer from time to time on a temporary basis at such other locations as Company shall reasonably request consistent with its reasonable business needs.

1.2  Term.

The Term of this Agreement shall commence and become effective as of August 18, 1997, and shall continue for a period of One (1) year through and including August 18, 1998 unless extended in accordance with the provisions hereof (the "Term").

1.3  Confidentiality.

Officer acknowledges that the Services will, throughout the Term, bring Officer into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. Officer further acknowledges that the business of Company is international in scope, that its products are marketed throughout the world, that Company competes with other organizations and individuals which are or could be located in any part of the world and that the
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Ken Teasdale
Employment Agreement
As of August 18, 1997
Page Two


nature of Officer's Services, position and expertise are such that he is capable of competing with Company from any location in the world. In recognition of the foregoing, Officer covenants and agrees to keep secret all material confidential matters of the Company which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of Company, either during or after the Term, except with Company's express prior written consent and except for such minimum disclosure as is necessary in the performance of the Services and Officer's other duties during the Term.

2.   Compensation.

As compensation and consideration for all Services provided by Officer during the Term pursuant to this Agreement, Company agrees to pay to Officer the compensation set forth below:

2.1  Fixed Annual Compensation.

Officer shall initially receive Fixed Annual Compensation in the amount of Seventy Five Thousand Dollars ($75,000). Any proposed modifications or adjustments (prospective and/or retroactive) to Fixed Annual Compensation shall be negotiated in good faith between Officer and Company. In the event that Company is financially unable to provide Fixed Annual Compensation through Term, Chief Executive Officer agrees to personally guarantee that Officer continue to receive Fixed Annual Compensation through Term via alternative funding or personal funding. In addition to Fixed Annual Compensation, Officer may also from time to time receive performance bonuses, the frequency, criteria and amounts therefore to be determined at the discretion of Company.

2.2  Stock Options.

Officer shall initially receive Twenty Thousand (20,000) options to acquire shares of Company's common stock exercisable at the initial public offering price which vest immediately. As an inducement to Officer, Company may from time to time offer and grant to Officer additional options to acquire shares of Company's common stock in terms and conditions to be determined by Company.

2.3  Auto Allowance.

Officer shall receive upon execution of Agreement monthly Auto Allowance of Two Hundred Fifty Dollars ($250) per month which shall be paid in addition to the Fixed Annual Compensation or Company shall provide car for Officer at no additional expense to Auto Allowance discussed above.

2.4  Vacation.

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Ken Teasdale
Employment Agreement
As of August 18, 1997
Page Three

Officer shall receive Three (3) weeks vacation upon execution of Agreement to be used during the Term with reasonable notice and acceptance by the Chief Executive Officer.

2.5  Insurance Benefits.

Officer shall receive full medical and dental insurance coverage for Officer and Officer's family provided by Company with premiums of such insurance coverage to be paid in full by Company. In the event that insurance coverage is not available at beginning of Term, Company will reimburse Officer for any out of pocket expense incurred to obtain the necessary insurance coverage until Company's insurance coverage is available to Officer.

3.   Termination.

Company or Officer shall have the right to terminate the Term at any time by written notice to the other to that effect. Should the Term be terminated by Company, Officer shall have the right to the greater of continued Fixed Annual Compensation and Insurance Benefits through the remainder of the Term or Six (6) months of Fixed Annual Compensation including Insurance Benefits. Should the Term be terminated by Officer, Officer shall have no right to any further Fixed Annual Compensation from and after termination or to any Insurance Benefits for the first fiscal year of termination or thereafter.

4.   General.

4.1  Governing Law

This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

4.2  Captions.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

4.3  Modification/Entire Agreement

This Agreement may not be altered, modified or amended except by any instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative or any party, has made or has any authority to make for or on behalf of that party any
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Ken Teasdale
Employment Agreement
As of August 18, 1997
Page Four



agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all express or implied, prior or concurrent, parol agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this agreement, they have not relied and will not in any way rely upon any parol agreements.

Please confirm your agreement to the foregoing by signing below where indicated.

Very truly yours,

Rollerball International, Inc.




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Jack Forcelledo
Chief Executive Officer

DATED: August 18, 1997

Agreed to and Accepted:

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Ken Teasdale

DATED: August 18, 1997